Exhibit 99.1

May 29, 2013

ABF Freight System, Inc. and the Teamsters have reached another extension on the current labor agreement until June 30, 2013, while the ratification process on the next five-year contract is underway. Ballots will be mailed to Teamster-represented employees on June 3, and the votes are expected to be counted on or around June 27.

While the ratification process continues, it is business as usual at ABF, and we thank our customers and employees for their ongoing support.

We believe that the contract proposal that will soon be voted on by our employees represents the best opportunity to return the company to profitability, while preserving some of the best jobs in the industry. The agreement maintains all health, welfare and pension benefits and provides for wages that will be higher at the end of the agreement than current rates.